Exhibit 99

FOREST LABORATORIES, INC. ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS AND RETIREMENT OF LAWRENCE OLANOFF AS PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK , November 10, 2010 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced executive management promotions and the retirement of Dr. Lawrence S. Olanoff, President and Chief Operating Officer effective December 31, 2010.

Dr. Olanoff will continue as a Director of the Corporation and will become Senior Scientific Advisor to Forest.  As Senior Scientific Advisor, Dr. Olanoff will spend at least one week a month at Forest’s offices, principally in order to continue his involvement in Forest’s drug development activities.  Prior to becoming President and Chief Operating Officer, Dr. Olanoff was President of Forest Research Institute.

Elaine Hochberg, Senior Vice President and Forest’s Chief Commercial Officer, who currently has responsibility for the Marketing and Managed Markets groups, has been promoted to Executive Vice President and Chief Commercial Officer and will be responsible in addition for the Trade and Institutional Sales Groups and the General Field Salesforce.  Ms. Hochberg joined Forest in 1997 as Vice President, Marketing, having prior served as Assistant Vice President of Marketing at Wyeth-Lederle Laboratories.  She will continue to report to Howard Solomon.

Frank Perier, Jr., Senior Vice President Finance and Chief Financial officer, who currently manages the Finance, Treasury, Tax, Procurement, Risk Management and Investor Relations groups, has been promoted to Executive Vice President Finance and Administration and Chief Financial Officer.  In addition, the Company’s Human Resources and Legal groups will report to him.  He joined Forest in 2004 as Chief Financial Officer.  For eight years prior, Mr. Perier served in various financial positions at Bristol-Myers Squibb including Vice President, Americas Medicine and Vice President, Finance, Planning and Business Development and Information Technology at its ConvaTec Division.  Prior to that, he had been a partner at Deloitte and Touche, LLP.  He will report to Howard Solomon.

Dr. Marco Taglietti, Vice President Research and Development and President of the Forest Research Institute (FRI), has been promoted to Senior Vice President Research and Development and President, FRI, and will in addition be responsible for the Cerexa anti-infectives subsidiary.  He joined Forest in 2007 as Executive Vice President of the Forest Research Institute and Chief Medical Officer. Prior to that, he was Head of Global R&D at Stiefel Laboratories for three years and served for twelve years in various clinical management positions at Schering-Plough.  He will report to Howard Solomon.

David Solomon, Vice President Business Development and Strategic Planning, has been promoted to Senior Vice President Corporate Development and Strategic Planning.  He is presently responsible for the Business Development and Alliance Management groups, including our expanding North American and European operations.  In addition, he will be responsible for the Informatics and Manufacturing Operations functions, with Kevin Walsh reporting to him.  He will report to Howard Solomon.  He joined Forest in 2001.

Kevin Walsh, Vice President Information Systems and Manufacturing Operations, has been promoted to Senior Vice President and Director of Operations.  He is presently responsible for Information Systems and Manufacturing Operations, including all Supply Chain, Technology Transfer and Facilities Engineering functions and will, in addition, become responsible for Corporate Compliance.  He joined Forest as Vice President, Information Systems, in 2003 having prior served as Vice President of Information Technology at Roche Pharmaceuticals.

Jerome Lynch, Senior Vice President Sales of Forest Pharmaceuticals, has been promoted to Senior Vice President Sales of Forest Laboratories.  He presently is responsible for all Territory and Specialty Sales, and Sales Analytics and will, in addition, become responsible for Sales Training.  He will report to Elaine Hochberg.  He joined Forest in 1992, and has served in various sales management roles while at Forest.

Howard Solomon, Chairman and Chief Executive Officer of Forest, who in addition becomes President, stated:  “I am delighted to announce the well-deserved promotions of these six multi-talented experienced professionals, who cumulatively represent decades of management experience at Forest and within the pharmaceutical industry.  They are well equipped to lead our business activities into the future, past the expected patent expiries of Lexapro and Namenda and through the continued development and launch of our key pipeline products, as well as the acquisition of new products as we go forward.

“On the other hand, we understand Larry’s desire to have more time to spend with his family and in academic pursuits.  During Larry’s tenure first as Chief Scientific Officer at Forest and later as President and Chief Operating Officer, he created and built the Forest Research Institute which has produced our successful marketed product portfolio from Celexa® through our most recently approved product, Teflaro™, as well as our robust development pipeline.  Over the years Larry and I have developed a warm friendship which means very much to me.  It is important that he will continue his involvement in our scientific activities and business development evaluations, as well as his board membership.”

Lawrence Olanoff commented:  “I have spent many satisfying years at Forest working side by side with Howard Solomon.   Over that time, Forest has grown to be a highly professional, fully integrated pharmaceutical company offering diverse and useful pharmaceutical products.  With the recent approval of Teflaro™, the resubmission of Daxas, and the continuing evolution of our pipeline products, as well as the strong performance of our currently marketed products, this is an appropriate time to retire and pursue personal and academic interests.   I know that I will be leaving the Company in very capable hands, given the strong experienced senior management team in place, and with an exciting array of marketed and future products.”

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

SOURCE: Forest Laboratories, Inc.
Forest Laboratories, Inc.
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714

Frank.Murdolo@frx.com

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